Exhibit 5.1

December 7, 2011

Vornado Realty L.P.,

888 Seventh Avenue,

New York, New York 10019.

Ladies and Gentlemen:

We are acting as counsel to Vornado Realty L.P., a Delaware limited partnership (the “Company”), in connection with the issuance and delivery of $400,000,000 principal amount of 5.000% Notes due 2022 (the “Securities”). The Company filed with the Securities and Exchange Commission, on October 30, 2009, a registration statement on Form S-3ASR (File No. 333-162775-01) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Securities. The Securities are being issued under an indenture, dated as of November 25, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we, as your counsel, have examined such partnership records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the States of New York and Maryland and the Revised Uniform Limited Partnership Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the State of Maryland, we have relied upon the opinion, dated December 7, 2011, of Venable LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Venable LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture

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has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentications of the Securities have been manually signed by one of the Trustee’s authorized officers and that the Securities have been delivered against payment as contemplated in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP